Exhibit 10.1

PERFORMANCE SHARE AWARD WAIVER AGREEMENT

THIS PERFORMANCE SHARE AWARD WAIVER AGREEMENT (the “Agreement”) is entered into as of December 24, 2014, by and between Safeway Inc., a Delaware corporation (the “Company”), and Kelly P. Griffith (the “Executive”).

WHEREAS, it is anticipated that a wholly-owned subsidiary of Albertson’s Holdings LLC, a Delaware limited liability company (“Parent”) shall merge (the “Merger”) with and into the Company pursuant to an Agreement and Plan of Merger dated March 6, 2014 (the “Merger Agreement”), by and among the Company, AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Parent, Albertsons LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Albertson’s LLC”) and Saturn Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Ultimate Parent, Parent and Albertson’s LLC, “Albertsons”);

WHEREAS, the Executive entered into a Performance Share Award Grant Notice and Agreement with the Company dated March 8, 2013 (the “Award Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement and the Award Agreement, the Executive may become entitled to the vesting of certain Performance Shares in connection with the Merger;

WHEREAS, the vesting of the Performance Shares in connection with the Merger could constitute “parachute payments” made in connection with a “change in control” of a corporation, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder, which could result in the imposition of certain excise taxes on the Executive under Section 4999 of the Code and in the loss of certain income tax deductions by the Company or its successors or affiliates under Section 280G of the Code if any such “parachute payments” constitute “excess parachute payments,” within the meaning of Section 280G of the Code;

WHEREAS, the parties to this Agreement have determined that it is in their respective best interests to enter into an agreement which limits the vesting of certain of the Performance Shares under the Award Agreement and waives the rights of the Executive to receive shares or consideration in the Merger with respect to such waived Performance Shares so as to avoid having any “excess parachute payments” under Section 280G of the Code become payable to the Executive at the time of closing of the Merger; and

WHEREAS, each of the Executive and the Company now desires to enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

SECTION 1.

WAIVER BY EXECUTIVE

Notwithstanding anything contained to the contrary in the Award Agreement or the Merger Agreement, effective immediately prior to the closing of the Merger, the Executive hereby forfeits, and irrevocably waives his right to receive any consideration in connection with the Merger with respect to, 4,000 of the Performance Shares awarded to him pursuant to the Award Agreement.

SECTION 2.

RETENTION BONUS

Provided the Executive remains continuously employed by the Company or Albertsons, or one of their affiliates, from the date hereof through January 2, 2016, the Company shall pay to Executive a one-time retention bonus in an amount equal to $130,000 (the “Retention Bonus”). The Retention Bonus will be paid on the first regular payroll date following January 2, 2016, subject to all applicable withholding.

If the Executive’s employment with the Company terminates on or prior to January 2, 2016, other than due to a termination of his employment without Cause (as defined in the Award Agreement) or his resignation for Good Reason (as defined in the Award Agreement), the Executive shall immediately forfeit any right to receive the Retention Bonus and shall have no further rights with respect thereto. Notwithstanding any of the forgoing, if the Executive’s employment is terminated without Cause or he resigns for Good Reason on or prior to January 2, 2016, the Executive shall be entitled to receive the Retention Bonus payable as a cash lump sum as soon as practicable after the date of such termination of employment (and in no event later than 30 days after the date of such termination of employment).

* * * * *

This Agreement shall be governed by and construed under the internal laws of the State of Delaware and may be executed in several counterparts (all of which together shall constitute one and the same instrument). The Executive acknowledges and agrees that the Executive has carefully read this Agreement in its entirety; fully understands and agrees that the Executive is irrevocably waiving the Executive’s right to receive certain payments and benefits pursuant to Section 1; and intends and agrees that this Agreement be final and legally binding on the Executive and the Company.

SAFEWAY INC.	EXECUTIVE

/s/ Laura Donald	/s/ Kelly P. Griffith
By: Laura Donald	Kelly P. Griffith
Its: Vice President, Corporate Law
Date: 12/24/14	Date: 12/24/14

Acknowledged and Agreed:

AB MANAGEMENT SERVICES CORP.

/s/ Paul G. Rowan
By: Paul G. Rowan
Its: EVP & GC
Date: 12/24/14

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